Exhibit 99.1

CiG Wireless Corp. Announces Second Quarter 2014 Results

Wellington, Florida, August 14, 2014 – CiG Wireless Corp (OTCBB: CIGW) today announced its earnings for the second quarter ended June 30, 2014. CiG Wireless Corp. (the “Company”) headquartered currently in Wellington, Florida is a growing company that operates, develops and owns wireless communication towers in the United States.

Revenue for the three months ended June 30, 2014 was approximately $1.7 million, which was an increase of approximately $1.1 million or 209% compared to the same period of the prior year. The increase was primarily attributable to revenue generated from the acquisitions completed during 2013 and 2014. The acquisitions, which added 108 towers to the Company’s portfolio, included the acquisition of 38 constructed towers from Liberty Towers, LLC in August 2013, the acquisition of 49 constructed towers from Southern Tower Antenna Rental, LLC completed in multiple transactions during 2013 and 2014, the acquisition of 19 constructed towers from PTA, FLA, Inc. completed in multiple transactions during 2013 and 2014 and the acquisition of two constructed towers from Fidelity Towers, Inc. completed in 2013 and 2014.

Loss from operations for the three months ended June 30, 2014 was approximately $2.5 million compared to a loss of approximately $1.5 million in the same period of the prior year. The increase in operating loss is primarily due to higher stock compensation expense by $0.6 million during the current quarter and an impairment loss of $0.5 million related to terminated construction projects. Depreciation, amortization and accretion expense for the three months ended June 30, 2014 increased by approximately $0.7 million, or 190% compared to the same period for the prior year. The increase in depreciation, amortization and accretion expense was primarily attributable to the acquisition of 108 towers completed during 2013 and 2014.

Net income for the three months ended June 30, 2014 was approximately $13.4 million compared to a net loss of approximately $1.8 million in the same period for the prior year. The increase in net income was the result of the gain from the decrease in the fair value of derivatives of $16.7 million and improved operating results due to revenue growth partially offset by higher interest expense in connection with the increase in the Company’s borrowings under the credit facility entered into in September 2012 (the “Credit Facility”).

As of June 30, 2014, the Company’s cash and cash equivalents balance was approximately $1.2 million. During the three months ended June 30, 2014, the Company paid approximately $7.4 million for acquisitions and the construction of antenna towers. These payments were funded through proceeds available under the credit Facility.

As of June 30, 2014, the Company owned 178 wireless communication towers and had a geographical presence in 24 states. Approximately 97% of the Company’s revenues were derived from site rental revenues of the Company’s communication towers.

About CiG Wireless Corp.

CiG Wireless Corp. (www.cigwireless.com) is a leading independent owner and operator of wireless communication infrastructures in the United States. The primary focus of the Company is leasing antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. The Company's common stock is traded publicly in the US on the OTC Bulletin Board (CIGW) and on the Entry Standard of the Frankfurt Stock Exchange in Germany (ISIN: US12551W1071).

Exhibit 99.1

Safe Harbor Statement

This presentation contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. The Company’s actual results may vary materially from the forward-looking statements as a result of various factors and uncertainties. The Company cannot provide assurances that any projections, goals, future events and other prospective matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Various risk factors that may affect the Company’s business, results of operations and financial condition are detailed from time to time in the Annual Report on Form 10-K and in the Current Reports on Form 8-K and other filings made by the Company with the U.S. Securities & Exchange Commission. The Company undertakes no obligation to update information contained in this presentation.

Contact:

Paul McGinn

Chief Executive Officer

(561) 701-8484